Exhibit 4.51

DAYWORK DRILLING CONTRACT-U.S

THIS AGREEMENT CONTAINS PROVISIONS RELATING TO INDEMNITY, RELEASE OF LIABILITY, AND ALLOCATION OF RISK

THIS AGREEMENT (The “Contract" is made and entered into on the date hereinafter set forth by and between the parties herein designated as "Operator" and "Contractor".

OPERATOR:	Nevada Geothermal Power Company
Address:	900 — 409 Granville Street
Vancouver, BC Canada V6C 172

CONTRACTOR:	Calco Oil Field Industries, Inc
Address:	305, 5208 — 53 Avenue
Red Deer, AB Canada 74N 5K2

IN CONSIDERATION of the mutual promises, conditions and agreements herein contained and the specifications and special provisions set forth in Exhibit "A" and Exhibit "8" attached hereto and made a part hereof, Operator engages Contractor as an Independent Contractor to drill the hereinafter designated well or wells in search of geothermal resources on a daywork basis.

For purposes hereof, the term "daywork basis" means Contractor shall furnish equipment, labor and perform services as herein provided, for a specified sum per day under the direction, supervision and control of Operator (inclusive of any employee, agent, consultant or subcontractor engaged by Operator to direct drilling operations). When operating on a daywork basis, Contractor shall be fully paid at the applicable rates of payment and assumes only the obligations and liabilities stated herein. Except for such obligations and liabilities specifically assumed by Contractor, Operator or shall be solely responsible and assumes liability for all consequences of operations by both parties while on a daywork basis, including results and all other risks or liabilities incurred in or incident to such operations.

1.	LOCATION OF WELL:

Well Name and Number ____________________________________________

Parish/County: Humboldt State: Nevada Field Name: Blue Mountain Geothermal

Well location and land description             ________________________________

1.1 Additional Well Locations or Areas   ________________________________

Locations described above are for well and Contract identification only and Contractor assumes no liability whatsoever for a proper survey or location stake on Operator's lease.

2.	COMMENCEMENT DATE:

Contractor agrees to use reasonable efforts to commence operations for the drilling of the well on or before the 19 day of June, 2006

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Thereafter, subject to Rig availability.

3.	DEPTH:

3.1 Well Depth: The well(s) shall be serviced to a depth of approximately 6,000 feet, or to the formation, whichever is deeper, but the Contractor shall not be required hereunder to drill said walks) below a maximum depth of 8,500 feet, unless Contractor and Operator mutually agree to drill to a greater depth.

4.	DAYWORK RATES:

Contractor shall be paid at the following rates for the work performed hereunder,

 4.1 Mobilization: Operator shall pay Contractor a mobilization fee of $36,000.00 plus all transport costs
This sum shall be due and payable in full at the time the rig is rigged up or positioned at the well site ready to spud. Transportation costs may be such items, but limited to: trucking, cranes, documentation costs, brokerage and or customs, security fees, etc

4.2 Demobilization: Operator shall pay Contractor a demobilization fee not to exceed $120, 000.00 and a demobilization day rate per day of $ 0 per day, provided however that no demobilization fee shall be payable if the Contract is terminated due to the total loss or destruction of the rig. Demobilization fee shall be for actual labor and transportation costs

4.3 Moving Rate: During the time the rig is in transit to or from a drill site, or between drill sites, commencing on _______ Operator shall pay Contractor a sum of $ 18.866.00 per twenty-four (24) hour day.

4.4 Operating Day Rate: For work performed per twenty-four (24) hour day with One Rig Manager and two 5-man crews operating day rate shall be:

Depth
Intervals
From	To	Without Drill Pipe			With Drill Pipe
			$18,866.00	per day	$	per day
		$		per day	$	per day
		$		per day	$	per day
Using Operator’s drill pipe		$		per day

If under the above column With Drill Pipe" no day rates are specified, the daywork rate per twenty-four hour day when drill pipe is in use shall be the applicable daywork rate specified in the column "Without Drill Pipe" plus compensation for any drill pipe actually used at the rates specified below, computed on the basis of the maximum drill pipe in use at any time during each twenty-four hour day.

DAYWORK DRILLING CONTRACT - U.S.

DRILL PIPE RATE PER 24-HOUR DAY

Directional or
						Uncontrollable	Deviated
	Straight Hole		Size	Grade		Hole		Size	Grade
		per ft.			$		per ft.
$		per ft.			$		per ft.
$		per ft.			$		per ft.

Directional or uncontrolled deviated hole will be deemed to exist when deviation exceeds ________________ degrees or when the change of angle exceeds _______________ degrees per one hundred feet.

Drill pipe shall be considered in use not only when in actual use but also while it is being picked up or laid down. When drill pipe is standing in the derrick, it shall not be considered in use, provided, however, that if Contractor furnishes special strings of drill pipe, drill collars, and handling tolls as provided in Exhibit "A", the same shall be considered in use at all times when on location or until released by Operator. In no event shall fractions of an hour be considered in computing the amount of time drill pipe is in use but such time shall be computed to the nearest hour, with thirty minutes or more being considered a full hour and less than thirty minutes not to be counted.

Operating rate will begin when the drilling unit is rigged up at the drilling location, or positioned over the location. during marine work, and ready to commence operations; and will cease when the rig Is ready to be moved off the location.

4.5 Repair Time: In the event it is necessary to shut down Contractors rig for repairs, excluding routine rig servicing, Contractor shall be allowed compensation at the applicable daywork rate for such shut down time up to a maximum of 2 hours for any one rig repair job or 8 hours for any calendar month. Thereafter, Contractor shall be compensated at a rate of $ 9,220.00 per twenty-four (24) hour day. Routine rig servicing shall include, but not be limited to, cutting and slipping drilling line, changing pump or swivel expendables, lubricating rig, and _________________________________

4.6

Standby Time Rate with Crews: $16,212.00 per twenty-four (24) day. Standby time shall be defined to include time when the rig is shut down although in readiness to begin or resume operations but Contractor is waiting on orders of Operator or on materials, services, or other items to be furnished by Operator.

4.7

Force Majeure Rate: $ 9,220.00 per twenty-four (24) hour day for any continuous period that normal operations are suspended or cannot be carried on due to conditions of force majeure as defined in Paragraph 17 hereof. It is however, understood that subject to Subparagraph 6.3 below, Operator can release the rig in accordance with Operators right to direct stoppage of the work, effective when conditions will permit the rig to be moved from the location.

4.8	Reimbursable Costs: Operator shall reimburse Contractor for the costs of material, equipment, work or services which are to be furnished by Operator as provided for herein but which for

DAYWORK DRILLING CONTRACT— U.S.

convenience are actually furnished by Contractor at Operator's request, plus 15 percent for such cost of handling,

4.9

Revision in Rates: The rates and/or payments herein set forth due to Contractor from Operator shall be revised to reflect the change in costs if the costs of any of the items hereinafter listed shall vary by more than 4 percent from the costs thereof on the date of this Contract or by the same percent after the date of any revision pursuant to this Subparagraph"

	(a)	Labor costs, including an benefits, of Contractor's personnel;

	(b)	Contractors cost of insurance premiums;

	(c)	Contractors cost of catering, when applicable;

	(d)	If Operator requires Contractor to increase or decrease the number of Contractor's personnel;

	(e)	If there is any change in legislation or regulations in the area in which Contractor is working or other unforeseen, unusual event that alters Contractor's financial burden.

5.	TIME OF PAYMENT

Payment is due by Operator to Contractor as follows:

5.1 Payment for mobilization, drilling and other work performed at applicable day rates, and all other applicable charges shall be due, upon presentation of invoice therefore, upon completion of mobilization, demobilization, rig release or at the end of the month in which such work was performed or other charges are incurred, whichever shall first occur. All invoices may be mailed to Operator at the address hereinabove shown, unless Operator does hereby designate that such invoices shall be mailed as follows:

________________________________________

5.2 Disputed Invoices and Late Payment: Operator shall pay all invoices within 45 days after receipt except that if Operator disputes an invoice or any part thereof. Operator shall, within fifteen days after receipt of the invoice, notify Contractor of the item disputed, specifying the reason therefore, and payment of the disputed item may be withheld until settlement of the dispute, but timely payment shall be made of any undisputed portion. Any sums (including amounts ultimately paid with respect to a disputed invoice) not paid within the above specified days shall bear interest at the rate of 15 percent or the maximum legal rate, whichever is less, annum from the due date until paid. If Operator does not pay undisputed items within the above stated time, Contractor may terminate this Contract as specified under Subparagraph 6.3 .

DAYWORK DRILLING CONTRACT — U.S.

6.	TERM:

6.1 Duration of Contract This Contract shall remain in full force and effect until drilling operations are completed on any well spudded prior to August 20, 2005, subject to early termination.

6.2 Early Termination:

(a) By Either Party: Upon giving of written notice, either party may terminate this Contract when total loss or destruction of the rig, or a major breakdown with indefinite repair time necessitate stopping operations hereunder.

(b) By Operator: Notwithstanding the provisions of Paragraph 3 with respect to the depth to be drilled, Operator shall have the right to direct the stoppage of the work to be performed by Contractor hereunder at any time prior to reaching the specified depth, and even though Contractor has made no default hereunder. In such event, Operator shall reimburse Contractor as set forth in Subparagraph 6.3 hereof.

(c) By Contractor: Notwithstanding the provisions of Paragraph 3 with respect to the depth to be drilled, in the event Operator shall become insolvent, or be adjudicated a bankrupt, or file, by way of petition or answer, a debtor's petition or other pleading seeking adjustment of Operator's debts, under any bankruptcy or debtor's relief laws now or hereafter prevailing, or if any such be filed against Operator, or in case a receiver be appointed of Operator or Operator's property, or any part thereof, or Operator's affairs be placed in the hands of a Creditor's Committee, or following ten days prior written notice to Operator if Operator does not pay Contractor within the time specified in Subparagraph 5.2 all undisputed items due and owing, Contractor may, at its option, elect to terminate further performance of any work under this Contract and Contractor's right to compensation shall be as set forth in Subparagraph 6.3 hereof. In addition to Contractor's right to terminate performance hereunder, Operator hereby expressly agrees to protect, defend and indemnify Contractor from and against any claims, demands and causes of action, including all costs of defense, in favor of Operator, Operator's joint ventures, or other parties arising out of any drilling commitments or obligations contained in any lease, farmout agreement or other agreement, which may be affected by such termination of performance hereunder.

6.3 Early Termination Compensation:

(a) Prior to Commencement: In the event Operator terminates this Contract prior to commencement of operations hereunder, Operator shall pay Contractor as liquidated damages and not as a penalty a sum equal to the Standby Rate with Crews (Subparagraph 4.6) for a period of 7 days or a lump sum of $_________________

(b) Prior to Spudding: If such termination occurs after commencement of operations but prior to the spudding of the well, Operator shall pay to Contractor the sum of the following: (1) all expenses reasonably and necessarily incurred and to be incurred by Contractor by reason of the Contract and by reason of the premature termination of the work, including the expense of drilling or other crew members and supervision directly assigned to the rig; (2) a sum calculated at the standby rate with crew for all time from the date upon which Contractor commences any operations hereunder down to such date subsequent to the date

DAYW ORK DRILLING CONT RAC 1 - U.S.

of termination as will afford Contractor reasonable time to dismantle its rig and equipment; and (3) demobilization fee.

(c) Subsequent to spudding: If such termination occurs after the spudding of the first well, Operator shall pay Contractor (1) the amount for all applicable daywork rates and all other charges and reimbursements due to Contractor; and (2) demobilization fee.

7.	CASING PROGRAM

Operator shall have the right to designate the points at which casing will be set and the manner of setting, cementing and testing. Operator may modify the casing program, however, any such modification which materially increases Contractor's hazards or costs can only be made by mutual consent of Operator and Contractor and upon agreement as to the additional compensation to be paid Contractor as a result thereof.

8.	DRILLING METHODS AND PRACTICES:

8.1 Contractor shall maintain well control equipment in good condition at all times and shall use all reasonable means to prevent and control fires and blowouts and to protect the hole.

8.2 Subject to the terms hereof, and at Operator's cost, at ail times during the drilling of the well, Operator shall have the right to control the mud program, and the drilling fluid must be of a type and have characteristics and be maintained by Contractor in accordance with the specifications shown in Exhibit “A” ,

8.3 Each party hereto agrees to comply with all laws, rules, and regulations of any federal, state or local governmental authority which are now or may become applicable to that party's operations covered by or arising out of the performance of this Contract. When required by law, the terms of Exhibit NB" shall apply to this Contract. in the event any provision of this Contract is inconsistent with or contrary to any applicable federal, state or local law, rule or regulation, said provision shall be deemed to be modified to the extent required to comply with said law, rule or regulation, and as so modified said provision and this Contract shall continue in furl force and effect.

8.4 Contractor shall keep and furnish to Operator an accurate record of the work performed and formations drilled on the IADC-API Daily Drilling Report Form or other form acceptable to Operator, A legible copy of said form shall be furnished by Contractor to Operator.

8.5 If requested by Operator, Contractor shall furnish Operator with a copy of delivery tickets covering any material or supplies provided by Operator and received by Contractor.

9.	INGRESS, EGRESS, AND LOCATION

Operator hereby assigns to Contractor all necessary rights of ingress and egress with respect to the tract on which the well is to be located for the performance by Contractor of all work contemplated by this Contract. Should Contractor be denied free access and movement to the location for any reason not reasonably within the Contractors control, any time lost by Contractor as a result of such denial shall be paid for at the applicable rate. Operator agrees at all times to maintain the road and location in such a condition

DAYWORK DRILLING CONTRACT - U.S.

that will allow free access to and from the drilling site in an ordinarily equipped highway type vehicle. If Contractor is required to use bulldozers, tractors, four-wheel drive vehicles, or any other specialized transportation equipment for the movement of necessary personnel, machinery, or equipment over access roads or on the drilling location, Operator shall furnish the same at its expense and without cost to Contractor. The actual cost of repairs to any transportation equipment furnished by Contractor or its personnel damaged as a result of improperly maintained access roads or location will be charged to Operator. Operator shall reimburse Contractor for all amounts reasonably expended by Contractor for repairs and/or reinforcement of roads, bridges and related or similar facilities (public and private) required as a direct result of a rig move pursuant to performance hereunder.

10.	SOUND LOCATION:

Operator shall prepare a sound location adequate in size and capable of properly supporting the drilling rig, and shall be responsible for a conductor pipe program adequate to prevent soil and subsoil wash out It is recognized that Operator has superior knowledge of the location and access routes to the location, and must advise Contractor of any subsurface conditions, or obstructions including, but not limited to, mines, caverns, sink holes, streams, pipelines, power lines and telephone lines which Contractor might encounter while en route to the location or during operations hereunder. In the event subsurface conditions cause a cratering or shifting of the location surface, or if seabed conditions prove unsatisfactory to properly support the rig during marine operations hereunder, and loss or damage to the rig or its associated equipment results therefrom, Operator shall, without regard to other provisions of this Contract, including Subparagraph 14.1 hereof, reimburse Contractor to the extent not covered by Contractor's insurance, for all such loss or damage including payment of force majeure rate during repair and/or demobilization if applicable.

11.	EQUIPMENT CAPACITY

If applicable hereunder, operations shall not be attempted where canal or water depths are in excess of NA feet, or under any other conditions which exceed the capacity of the equipment specified to be used hereunder. Contractor shall make final decision as to when an operation or attempted operation would exceed the capacity of specified equipment.

12.	TERMINATION OF LOCATION LIABILITY:

When Contractor has compiled with all obligations of the Contract regarding restoration of Operator's location, Operator shall thereafter be liable for damage to property, personal injury or death of any person which occurs as a result of conditions of the location and Contractor shall be relieved or such liability; provided, however, if Contractor shall subsequently reenter upon the location for any reason, including removal of the rig, any term of the Contract relating to such reentry activity shall become applicable during such period,

13.	INSURANCE

During the life of this Contract, Contractor shall at Contractor's expense maintain, with an insurance company or companies authorized to do business in the state where the work is to be performed, insurance

DAYW ORK DRILLING CO NT RACT - U.S.

coverages of the kind and in the amount set forth in Exhibit "A", insuring the liabilities specifically assumed by Contractor in Paragraph 14 of this Contract. Contractor shall, if requested to do so by Operator, procure from the company or companies writing said insurance a certificate or certificates that said insurance is in full force and effect and that the same shall not be canceled or materially changed without ten (10) days prior written notice to Operator. For liabilities assumed hereunder by Contractor, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against Operator. Operator will, as well, cause its insurer to waive subrogation against Contractor for liability it assumes and shall maintain, at Operators expense, or shall self insure, insurance, insurance coverage of the same kind and in the same amount as it required of Contractor, insuring the liabilities specifically assumed by Operator in Paragraph 14 of this Contract

14.	RESPONSIBILITY FOR LOSS OR DAMAGE, INDEMNITY, RELEASE OF LIABILITY AND ALLOCATION OF RISK:

14.1 Contractor's Surface Equipment: Contractor shall assume liability at all times for damage to or destruction of Contractor's surface equipment, regardless of when or how such damage or destruction occurs, and Contractor shall release Operator of any liability for any such loss, except loss or damage under the provisions of Paragraph 10, Subparagraph 14.3 or except where damage or destruction of Contractor's equipment arises from gross negligence of Operator.

14.2 Contractor's In-Hole Equipment: Operator shall assume liability at all times for damage to or destruction of Contractor's in-hole equipment, including, but not limited to, drill pipe, drill collars, and tool joints, and Operator shall reimburse Contractor for the value of any such loss or damage; the value to be determined by agreement between Contractor and Operator as current repair costs or 100 percent of current new replacement cost of such equipment delivered to the well site.

14.3 Contractors Equipment- Environmental Loss or Damage: Notwithstanding the provisions of Subparagraph 14.1 above, Operator shall assume liability at all times for damage to or destruction of Contractor's equipment caused by exposure to highly corrosive or otherwise destructive elements, Including those introduced into the drilling fluid.

14.4 Operator's Equipment: Operator shall assume liability at all times for damage to or destruction of Operator's equipment, including, but not limited to, casing, tubing, well head equipment, and platform if applicable, regardless of when or how such damage or destruction occurs, and Operator shall release Contractor of any liability for any such loss or damage, except where damage or destruction of Operators equipment arises from gross negligence of Contractor.

14.5 The Hole: In the event the hole should be lost or damaged, Operator shall be solely responsible for such damage to or loss of the hole, including the casing therein. Operator shall release Contractor of any liability for damage to or loss of the hole, and shall protect, defend and indemnify Contractor from and against any and all claims, liability, and expenses relating to such damage to or loss of the hole.

DAYWORK DRILLING CONTRACT U.S.

14.6 Underground Damage: Operator shall release Contractor of any liability for, and shall protect, defend and Indemnify Contractor from and against any and all claims, liability, and expense resulting from operations under this Contract on account of injury to, destruction of, or loss or impairment of any property right In or to oil, gas, or other mineral substance or water, If at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession above the surface of the earth, and for any loss ar damage to any formation, strata, or reservoir beneath the surface of the earth.

14.7 Inspection of Materials Furnished by Operator: Contractor agrees to visually inspect all materials furnished by Operator before using same and to notify Operator of any apparent defects therein. Contractor shall not be liable for any loss or damage resulting from the use of materials furnished by Operator, and Operator shall release Contractor from, and shall protect, defend and Indemnify Contractor from and against , any such liability.

14.8 Contractor's Indemnification of Operator: Contractor shall release Operator of any liability for, and shall protect, defend and indemnify Operator, its officers, directors, employees and joint owners from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favor of Contractor's employees or Contractor's subcontractors or their employees, or Contractor's invitees, on account of bodily Injury, death or damage to property. Contractor's indemnity under this Paragraph shall be without regard to and without any right to contribution from any Insurance maintained by Operator pursuant to Paragraph 13. if it Judicially determined that the monetary limits of insurance required hereunder or of the Indemnities voluntarily assumed under Subparagraph 14.6 (which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnities, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

14.9 Operator's Indemnification of Contractor: Operator shall release Contractor of any liability for, and shall protect, defend and indemnify Contractor, its officers, directors, employees and joint owners from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favor of Operator's employees or Operator's contractors or their employees, or Operator's invitees, other than those parties identified in Subparagraph 14.8 on account of bodily injury, death or damage to property. Operator's indemnity under this Paragraph shall be without regard to and without any right to contribution from any insurance maintained by Contractor pursuant to Paragraph 13. If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily assumed under Subparagraph 14.9

DAYWORK DRILLING CONTRACTOR - U.S.

(which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnities, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said Insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

14.10 Liability for Wild Well: Operator shall be liable for the cost of regaining control of any wild well, as well as for cost of removal of any debris, and shall release Contractor of, and Operator shall protect, defend and Indemnify Contractor from and against any liability for such cost.

14.11 Pollution and Contamination: Notwithstanding anything to the contrary contained herein, except the provisions of Paragraphs 10 and 12, it is understood and agreed by and between Contractor and Operator that the responsibility for pollution and contamination shall be as follows:

(a) Unless otherwise provided herein, Contractor shall assume all responsibility for, including control and removal of, and shall protect, defend and indemnify Operator from and against all claims, demands and causes of action of every kind and character arising from pollution or contamination, which originates above the surface of the land or water from spills of fuels, lubricants, motor oils, pipe dope, paints, solvents, ballast , bilge and garbage, except unavoidable pollution from reserve pits, wholly in Contractor's possession and control and directly associate with Contractor's equipment and facilities.

(b) Operator shall assume all responsibility for, including control and removal of, and shall protect, defend and indemnify Contractor from and against all claims, demands, and causes of action of every kind and character arising directly or indirectly from all other pollution or contamination which may occur during the conduct of operations hereunder, including, but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of all drilling fluids, including, but not limited to, oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation and fish recovery materials and fluids. Operator shall release Contactor of any liability for the foregoing.

(c) In the event a third party commits an act or omission which results In pollution or contamination for which either Contractor or Operator, for whom such party is performing work, is held to be legally liable, the responsibility therefore shall be considered, as between Contractor and Operator, to be the same as if the party for whom the work was performed had performed the same and all of the obligations respecting protection, defense, indemnity and limitation of responsibility and liability, as set forth in (a) and (b) above, shall be specifically applied.

14.12 Consequential Damages; Neither Party shall be liable to the other for special, Indirect or consequential damages resulting from or arising out of this Contract, including, without limitation, loss of profit or business interruptions including loss or delay of production, however same may be caused.

DAYWORK DRILLING CONTRAC — U.S.

14.13 Indemnity Obligation: Except as otherwise expressly limited herein, It Is the intent of parties hereto that all releases, indemnity obligations and/or liabilities assumed by such parties under terms of this Contract, including, without limitation, Subparagraphs 14.1 through 14.12 hereof, be without limit and without regard to the cause or causes thereof (including preexisting conditions), strict liability, regulatory or statutory liability, breach of warranty (express or implied), any theory of tort, breach of contract or the negligence of any party or parties, whether such negligence be sole, joint or concurrent, active or passive. The Indemnities and releases and assumptions of liability extended by the parties hereto under the provisions of Paragraph 14 shall Inure to the benefit of the parties, their parent, holding and affiliated companies and their respective officers, directors, employees, agents and servants. The terms and provisions of Subparagraphs 14.1 through 14.12 shall have no application to claims or causes of action asserted against Operator or Contractor by reason of any agreement of indemnity with a person or entity not a party hereto.

15.	AUDIT

If any payment provided for hereunder is made on the basis of Contractor's costs, Operator shall have the right to audit Contractor's books and records relating to such costs. Contractor agrees to maintain such books and records for a period of two (2) years from the date such costs were incurred and to make such books and records readily available to Operator at any reasonable time or times within the period.

16.	NO WAIVER EXCEPT IN WRITING

It is fully understood and agreed that none of the requirements of this Contract shall be considered as waived by either party unless the same is done in writing, and then only by the persons executing this Contract, or other duly authorized agent or representative of the party.

17.	FORCE MAJEURE

Except for the duty to make payments hereunder when due, and the indemnification provisions under this Contract, neither Operator nor Contractor shall be responsible to the other for any delay, damage, or failure, caused by or occasioned by a Force Majeure Event. As used in this Contract, 'Force Majeure Event" includes: acts of God, action of the elements, warlike action, insurrection, revolution or civil strife, piracy, civil war or hostile action, strikes, differences with workmen, acts of public enemies, federal or state laws, rules and regulations of any governmental authorities having jurisdiction in the premises or of any other group, organization or informal association (whether or not formally recognized as a government), inability to procure material, equipment or necessary labor in the open market, acute and unusual labor or material or equipment shortages, or any other causes except financial) beyond the control of either party. Neither Operator nor Contractor shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law. In the event that either party hereto is rendered unable, wholly or in party, by any of these causes to carry out its obligation under this Contract, it is agreed that such party shall give notice and details of Force Majeure in writing to the other party as promptly as possible after is occurrence. In such cases, the obligations of the party giving the notice shall be suspended during the continuance of any inability so caused

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except that Operator shall be obligated to pay to Contractor the Force Majeure Rate provided for in Subparagraph 4.7 above.

18.	GOVERNING LAW:

This Contract shall be construed, governed, interpreted, enforced, and litigated, and the relations between the parties determined in accordance with the laws of

19.	INFORMATION CONFIDENTIAL:

Upon written request by Operator, information obtained by Contractor in the conduct of drilling operations on this well, including, but not limited to, depth, formations penetrated, the results of coring, testing and surveying , shall be considered confidential and shall not be divulged by Contractor or its employees, to any person, firm or corporation other than Operators designated representatives.

20.	SUBCONTRACTS BY OPERATOR:

Operator may employ other contractors to perform any of the operation or services to be provided or performed by it according to Exhibit “A”.

21.	ATTORNEY'S FEES

If this Contract Is placed in the hands of an attorney for collection of any sums due hereunder, or suit is brought on same, or sums due hereunder are collected through bankruptcy or arbitration proceedings, then the prevailing party shall be entitled to recover reasonable attorneys fees and costs.

22.	CLAIMS AND LIENS:

Contractor agrees to pay all valid claims for labor, material, services, and supplies to be furnished by Contractor hereunder, and agrees to allow no lien by such third parties to be fixed upon the lease, the well, or other property of the Operator or the land upon which said well is located.

23.	ASSIGNMENT:

Neither party may assign this Contract without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other party. In the event of such assignment the assigning party shall remain liable to the other party as a guarantor of the performance by the assignee of the terms of this Contract. If any assignment is made that materially alters Contractors financial burden, Contractor's compensation shall be adjusted to give effect to any increase or decrease in Contractor's operating costs.

24.	NOTICES AND PLACE OF PAYMENT:

Notices, reports and other communications required or permitted by this Contract to be given or sent by one party to the other shall be delivered by hand, mailed or telecopied to the address hereinabove show. All sums payable hereunder to Contractor shall be payable at its address hereinabove shown unless otherwise specified herein.

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25.	SPECIAL PROVISIONS:

	25.1	All currencies in US Dollars

	25.2	Operator to deposit $1,000,000.00 in trust account with:

Johnston Ming Manning, LLP
4 th Floor, 4943 — 50 Street
Red Deer, Alberta Canada Attention: David Manning Tel: 403-346-5591 Fax: 403-346-5599

Deposit shall be due no later than 48 hours after Contract execution.

25.3

Contractor has the right to terminate this contract, without prejudice, should issues such as insurance, corporate registration, operating authority or taxation become unsatisfactory. This right shall expire 24 hours prior to the rig move date, provided that Contractor has 10 business days notice of rig move.

25.4

Extra Equipment outside of Contractor Rig Inventory shall be charged as negotiated between Operator and Contractor prior to transport and use of such equipment, in the event Contractor does not have an existing price.

DAYWORK DRILLING CONTRACT - U.S.

26.	ACCEPTANCE OF CONTRACT:

The foregoing Contract is agreed to and accepted by Operator this 20 day of June, 2006.

Operator	/s/ Brian D. Fairbank
By	Brian D. Fairbank
Title	President

     The foregoing Contract is accepted by the undersigned as Contractor this 19 day of June, 2006, which is the effective date of this agreement, subject to rig availability, and subject to all of its terms and provisions, with the understanding that unless said Contract is thus executed by Operator within days of the above date, Contractor shall be in no manner bound by its signature thereto.

Contractor	/s/ R.H (Ron) Rowbotham
By	R.H (Ron) Rowbotham
Title	President

DAYWORK DRILLING CONTRACT - U.S.

EXHIBIT “A”

EXHIBIT "A"

To Daywork Contract dated June 19 2006

Operator: Nevada Geothermal Power Company

Contractor: Calco Oil Field Industries, Inc.

Well Name and Number: various, Blue Mountain Geothermal Field

SPECIFICATIONS AND SPECIAL PROVISIONS

1.	CASING PROGRAM (See Paragraph 7)

	Hole		Casing		Weight		Grade	Approximate		Wait on
	Size		Size					Setting Depth		Cement
Time
Conductor		in.		in.		lbs/ft.			ft.		hrs
Surface		in.		in.		lbs/ft.			ft.		hrs
Protection		in.		in.		lbs/ft.			ft.		hrs
		in.		in.		lbs/ft.			ft.		hrs
Production		in.		in.		lbs/ft.			ft.		hrs
Liner		in.		in.		lbs/ft.			ft.		hrs
		in.		in.		lbs/ft.			ft.		hrs

2.	MUD CONTROL PROGRAM (See Subparagraph 8.2)

Depth Interval
(ft)
			Weight	Viscosity	Water Loss
			(lbs./gal.)	(Secs)	(cc)
From	To	Type Mud

Other mud specifications: ____________________________________________________

3.	INSURANCE (See Paragraph 13)

3.1 Adequate Workers' Compensation Insurance complying with State Laws applicable or Employers' Liability Insurance with limits of $1000,000.00 covering all of Contractor's employees working under this contract.

DAYWORK DRILLING CONTRACT -.U.S.
EXHIBIT “A”

3.2 Commercial ( or Comprehensive ) General Liability Insurance, including contractual obligations as respects this Contract and proper coverage for all other obligations assumed in this Contract. The limit shall be $2,000,000.00 combined single limit per occurrence for Bodily Injury and Property Damage.

3.3 Automobile Public Liability Insurance with limits of $1,000,000,00 for the death or injury of each person and $1,000,000,00 for each accident; and Automobile Public Liability Property Damage Insurance with limits of $1,000,000,00 for each accident.

3.4 In the event operations are over water, Contractor shall early in addition to the Statutory Workers' Compensation Insurance, endorsements covering liability under the Longshoremen's & Harbor Workers' Compensation Act and Maritime liability including maintenance and cure with limits of $N/A for each death or injury to one person and $ NA for any one accident

3.5 Other: Contractor shall provide certificates of insurance as per 13 of the Daywork Drilling Contract. naming Nevada Geothermal Power Company and Nevada Geothermal Power Inc, as additional insureds to the coverages required herein.

4.	EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY CONTRACTOR:

The machinery, equipment, tools, material, supplies, instruments, services and labor hereinafter listed, including any transportation required for such items, shall be provided at the well location at the expense of Operator unless otherwise noted by this Contract.

4.1 Rig

Complete drilling rig, designated by Contractor as its Rig No. 14 , the major Items of equipment as per the attached inventory

5.	EQUIPMENT, MATERIALS, AND SERVICES TO BE FURNISHED BY OPERATOR:

The machinery, equipment, tools, materials, supplies, instruments, services and labor hereinafter listed, including any transportation required for such items, shall be provided at the well location at the expense of Operator unless otherwise noted by this Contract.

5.1	Furnish and maintain adequate roadway and/or canal to location, right-of-way, including rights- of-way for fuel and water lines, river crossings, highway crossings, gates and cattle guards.
5.2	Stake location, clear and grade location, and provide turnaround, including surfacing when necessary.
5.3	Test tanks with pipe and fittings.
5.4	Mud storage tanks with pipe and fittings.
5,5	Separator with pipe and fittings.
5.6	Labor to connect and disconnect mud tank, test tank, and separator.
5.7	Labor to disconnect and clean test tanks and separator.
5.8	Drilling mud, chemicals, lost circulation materials and other additives.
5.9	Pipe and connections for oil circulating lines.
5.10	Labor to lay, bury and recover oil circulating lines.
5.11	Drilling bits, reamers, reamer cutters, stabilizers and special tools,

DAYWORK DRILLING CONTRACT - U.S.
EXHIBIT “A”

5.12	Contract fishing tool services and tool rental.
5.13	Wire line core bits or heads, core barrels and wire line core catchers if required.
5.14	Conventional core bits, core catchers and core barrels.
5.15	Diamond core barrel with head.
5.16	Cement and cementing service,
5.17	Electrical wireline loggings services.
5.18	Directional, caliper, or other special services.
5.19	Gun or jet perforating services.
5.20	Explosives and shooting devices.
5.21	Formation testing, hydraulic fracturing, acidizing and other related services,
5.22	Equipment for drill stern testing.
5.23	Mud logging services.
5.24	Sidewall coring service.
5.25	Welding service for welding bottom joints of casing, guide shoe, float shoe, float collar and in connection with installing of well head equipment if required.
5.26	Casing, tubing, liners, screen, float collars, guide and float shoes and associate equipment 5.27 Casing scratchers and centralizers.
5.28	Well head connections and all equipment to be installed in or on well or on the premises for use in connection with testing, completion and operation of well.
5.29	Special or added storage for mud and chemicals.
5.30	Casinghead, API series, to conform to that shown for the blowout preventers specified in Subparagraph 4.1 above.
5.31	Blowout preventer testing packoff.
5.32	Casing Thread Protectors and Casing Lubricants.
5.33	H2S training and equipment as necessary or as required by law.
5.34	All downhole equipment
5.35	All fuel
5.36	BOP equipment, including well hea adapter, rotary head, diverters and lines
5.37	Drill pipe, drill collars, heavy weight pipe
5.38
5.39
5.40

DAYWORK DRILLING CONTRACT — U.S.
EXHIBIT “A”

6.	EQUIPMENT, MATERIALS, AND SERVICES TO BE FURNISHED BY DESIGNATED PARTY:

The machinery, equipment, tools, materials, supplies, instruments, services. and labor listed as the following numbered items, including any transportations required for such items unless otherwise specified, shall be provided at the well location and at the expense of the party hereto as designated by and X mark in the appropriate column.

To Be Provided By and
At The Expense Of

	Item	Operator		Contractor
6.1	Cellar and Runways	P&E
6.2	Fuel ( located at )	P&E
6.3	Fuel Lines ( length )			P&E
6.4	Water at source, including required permits	P&E
6.5	Water well, including required permits	P&E
6.6	Water lines, including required permits	P&E
6.7	Water storage tanks capacity	P&E
6.8	Labor to operate water well or water pump	P&E
6.9	Maintenance of water well, if required	P&E
6.10	Water pump	P&E
6.11	Fuel for water pump	P&E
6.12	Mats for engines and boilers, or motors and mud pumps, as per inventory			P&E
6.13	Transportation of Contractor’s property:
	Move in	E		P
	Move out	E		P
6.14	Materials for “boxing in” rig and derrick		NA
6.15	Special strings of drill pipe and drill collars as follows:	P&E
6.16	Kelly joints, subs, elevators, tongs and slips for use with drill string As Per Rig inventory			P&E
6.17	Drill pip protectors for Kelly joint and each join of drill pipe running inside of Surface Casing as required, for use with normal strings of drill pipe	P&E
6.18	Drill pipe protectors for Kelly joint and drill pipe running inside of Protection Casing	P&E
6.19	Rate of penetration recording device			P&E
6.20	Extra labor for running and cementing casing (Casing	P&E
6.21	Casing tools	P&E
6.22	Power casing tongs	P&E
6.23	Laydown and pickup machine	P&E
6.24	Tubing tools, as per inventory			P&E
6.25	Power tubing tong			P&E
6.26	Crew boats, Number		NA
6.27	Service Barge		NA
6.28	Service Tug Boat		NA
6.29	Rat Hole	P&E
6.30	Mouse Hole	P&E
6.31	Reserve Pits	P&E
6.32	Upper Kelly Cock			P&E

DAYWORK DRILLING CONTRACT - U.S.
EXHIBIT "A"

6.33	Lower Kelly Valve		P & E
6.34	Drill Pipe Safety Valve		P & E
6.38	Inside Blowout Preventer	P & E
6.36	Drilling hole for or driving for conductor pipe	P & E
6.37	Charges, cost of bonds for public roads	P & E
6.38	Cost of all labor and material to clean rig after use of oil- base mud	P & E
6.39	Portable Toilet	P & E
6.40	Trash Receptacle	P & E
6.41	Linear Motion Shale Shaker		P & E
6.42	Shale Shaker Screens	E	P
6.43	Mud Cleaner	P & E
6.44	Mud/Gas Separator	P & E
6.45	Desander	P & E
6.46	Desilter	P & E
6.47	Degasser	P & E
6.48	Centrifuge	P & E
6.49	Rotating Head	P & E
6.50	Rotating Head Rubbers ,,	P & E
6.51	Hydraulic Adjustable Choke	P & E
6.52	Pit Volume Totalizer	P & E
6.53	Communication, type	P & E
6.54	Forklift, capacity
6.55	Corrosion Inhibitor for protecting drill string
6.56	Transportation charges for Contractor parts and supplies, at cost		P & E
6.57	Pre-employment drug screens and physical testing for Contractor personnel, at cost	E	P
6.58	Disposal of all Contractor and Operator waste, including but not limited to trash, oily waste, oil filters, rubber products, wire rope etc.	P & E
6.59	Crew Travel		P & E
6.60	Crew Travel on location and between accommodation and rig site		P & E
6.61	Crew accommodation		P & E
6.62	Drill String inspection and repair at end of contract	P & E

DAYWORK DRILLING CONTRACT - U.S.
EXHIBIT "A"

7.	OTHER PROVISIONS

7.1	Second Rig Manager	$ 975.00/day
	Day rate	$ 100.00/day
	Subsistence	$ 100.00/day/man
7.2	Crew Subsistence	$ 100.00/day/man
7.3	Crew Travel Allowance	$ 1,000.00/man/ work rotation

As per the attached Calco Oil Field Industries, Inc. Employee Travel Allowance Policy.

7.4	Extra Labor rate for calculation of +/- personnel $36.00/hr/man regular time $55.00/hr/man over time

7.6	Additional Rig Matting, when used	$35/day/piece

Signed by the
Parties as correct:
For Contractor

For Operator

DA YWORK DRILLING CONTRACT U.S.
Exhibit "B"

EXHIBIT "B"
(See Subparagraph 8.3)

The following clauses, when required by law, are incorporated in the Contract by reference as if fully set out

(1)	The Equal Opportunity Clause prescribed in 41 CFR 60-1.4.

(2)	The Affirmative Action Clause prescribed in 41 CFR 60-250.4 regarding veterans and veterans of the Vietnam era.

(3)	The Affirmative Action Clause for handicapped workers prescribed in 41 CFR 60- 741.4.

(4)	The Certification of Compliance with Environmental Laws prescribed in 40 CFR 15.20.

CALCO RIG #14
RE-ENTRY RIG INVENTORY

DRAWWORKS: Kremco K-750T double drum,	COMBINATION BUILDING: 3m x 13.4m x 2.7m;
main drum has 29mm Lebus grooving, sandline	3-compartment change house with lockers,
drum has 4200m of 14mm sandline.	knowledge box, tool room & accumulator.

ENGINE: Caterpillar 3412 rated at 800 hp. Air	ACCUMULATOR: Wagner, 5 station, 545L
starter; Allison 6061 6-speed transmission.	capacity, air remote at driller's position.

CARRIER: PRLS/Page mounted on 16 wheel	GENERATORS: For Calco Equipment
Peerless Page 60,000 lb suspension.	only Caterpillar 3306TA, 210 kw
generator. Caterpillar 150 kva backup
AUXILIARY BRAKE: Kobelt air cooled 4" x 7[1] x 48.	generator.

SUBSTRUCTURE: Oreco parallelogram type	AIR COMPRESSORS:
substructure, 155,000daN. G.L. to table beams	Quincy Model 325, drawworks, engine
5.6m. Drill string racked on rig floor,	driven. Quincy Model 325, electric driven at
drawworks.
ROTARY TABLE: 444mm National S-175, rated
155,000daN,	COMBINATION WATER/FUEL TANK: 40,000L
capacity for water (primary supply). 31,622L
UPPER DOGHOUSE: 2.4m high x 1.8m wide x 6m long	capacity for water (secondary supply). 13,638/.
equipped with knowledge box, tool board, steam	capacity for fuel with 1.8m x 3m storage
heaters S storage area,	compartment for fuel & water pumps.

MAST: Kremco 34m (112'), 159,000daN	HANDLING EQUIPMENT:
(350,000 lb) hook load, telescoping 8 lines.
Racking capacity 6096m of 89mm tubing or drill	TONGS: Power tubing tongs: Foster 54-93
pipe.	equipped with 63.3mm, 73mm, & 89mm, Manual
rotary rig tongs with jaws 3-1/2 to 10-5/8".
HOOK BLOCK: McKissick blocks, 136 tonne,
4 sheaves, grooved for 28.6mrn line, 134,000daN	ELEVATORS; Tubing elevators for 63.3 mm, 73mm
c/w Web Wilson hydra hook rated at	& 89mm. Drill pipe elevators for 4-112
134,000daN.
SLIPS: Rotary table slips, Drill collar slips and
LINKS: BJ, 247 m, 155,000daN.	safety clamp.

SWIVEL: TSM 150, 134,000daN.
WINCH: Dne Gearmaster M7 boom line, One
Pulimaster PL8 tugger line; 12.7mm wire rope on
KELLY: 4-1/4 Square	each winch.

KELLY DRIVE: Square drive.	INSTRUMENTATION: One 170,000daN Martin
Decker weight indicator. Mud pressure gauge,
KELLY SPINNER: Foster 77.	geolograph, PVT, survey equipment– rental
items as per client requirements.
KELLY COCKS: Upper 6-5/8 Reg LH Griffith
style. Lower: 3-1/2 IF Griffith style,	PIPE RACKS & CATWALK: One 12,2m long x
2.3m wide x 1rn high catwalk. Four sets tumble
#1 PUMP: OPI 700, 178mrn x 203mm stroke.	racks, 1.07m high.
Dressed with 6" pistons, powered by 3412 Cat
coupled to Allison 6061 transmission clw remote	MATTING: Eight 2.4m x 11m and four 2.4m x 6.1m
control, air shutdowns & 74,2mm x 35,000kPa	rig mats.
discharge line.
SAFETY EQUIPMENT:
#2 PUMP; OPI 700, 178mm x 203mm stroke.	5 General 30 lb fire extinguishers
Dressed with 6" pistons, powered by 3412 Cat	1 stretcher (basket, backboard)
coupled to Allison 6061 transmission ciw remote	2 6C#3 first aid kits
control, air shutdowns & 74.2mm x 35,000kPa	1 Geronimo escape buddy w/12.7m braided wire
discharge line.	rope
2 Scott air packs
MUD TANK: 63m' capacity, 4 compartment & trip	1 crown saver
tank with Swaco linear shale shaker, mix hopper,	1 derrickman assist climbing device
cylindrical degasser & agitators,	1 Retractalock fall arrest

CALCO OIL FIELD INDUSTRIES, INC.

HEAD OFFICE
#305, 5208 - 53 Avenue
Red Deer, Alberta. Canada T4N 5K2
Telephone:(403) 343-1710
1 . 800-662-7139
TRAVEL ALLOWANCE POLICY	Fax: (403) 342-5310

Effective June 1, 2006, Calco Oil Field Industries, Inc. employees will be provided with a $ 1000.00/work rotation travel allowance. Employees will be expected to make their own travel arrangements.

The Travel Allowance will be paid as follows:

1. When the employee receives wages earned for last work day of first work rotation (i.e. last day 20 of 20-day work schedule) after June 1, 2006, they will receive $500.00.

2. When the employee receives wages earned for first work day of next work rotation (i.e. first work day of next 20-day work schedule), they will receive $500.00.

3. This will continue thereafter, with $500,00 being paid at the beginning and the end of each work rotation.

When the rig finishes the job, any unpaid travel allowance will be paid out with wages earned for last day worked.

To be eligible for Travel Allowance, employees must:

1.	Complete scheduled work rotations and return to work after days off as requested.

2.	Not quit or be released or leave during the work rotation.

3.	Arrive at designated locations on time as requested.

Additional information:

I.	The Travel Allowance is a taxable allowance and required taxes will be deducted.

2.	This form must be completed and returned to Payroll office prior to any Travel Allowance being paid.

EMPLOYEE STATEMENT: By executing the below acknowledgement, I confirm and accept this policy and agree to the terms and conditions listed above. I have retained the attached copy for my future reference.

Employee Name:		Rig Manager Name:
	(printed)		(printed)

Employee Signature:		Rig Manager Signature:

Date:		*employee will retain attached copy of this
policy*
Employee SSN: